Exhibit 4(c)(3)

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Home Office: Cincinnati, Ohio

[Administrative Office: P.O. Box 5423, Cincinnati, Ohio 45201-5423]

[SPDR GOLD SHARES ETF

1-YEAR

–10% FLOOR WITH CAP

INDEXED STRATEGY]

Crediting Strategy Endorsement

Index Gain Subject to a Cap for Each Term

Index Loss Subject to a –10% Floor for Each Term

Term

Each Term for this Strategy is one year long.

Gain or Loss

Each day, the value of the Strategy includes the Gain or Loss for the Term.

Gain or Loss is calculated on the remaining investment base for the current Term. For this purpose, the investment base starts with the amount applied to that Strategy at the start of the current Term. It is then reduced to pay for each withdrawal or charge that is taken from the Strategy during the current Term.

Gain or Loss at the End of a Term

After the final Market Close of a Term, any Gain or Loss is determined based on the increase or decrease in the price of the SPDR® Gold Shares ETF since the start of the Term. This increase or decrease is expressed as a percentage of the price at the start of the Term. It is measured from the price at the last Market Close on or before the first day of the Term to the price at the final Market Close of the Term. The price is the price for the last reported sale on the New York Stock Exchange Arca before the close of the core trading session on that day.

Any Gain for the Term is subject to the Cap. Any Loss for the Term is subject to the Floor.

Gain or Loss before the End of a Term

Before the final Market Close of a Term, the Gain or Loss for the Term is a percentage equal to:

1)	the net option value for the Strategy as of the most recent Market Close of the Term; minus

2)	the amortized option cost as of the most recent Market Close of the Term; and minus

3)	Trading Cost.

The net option value as of a Market Close is a percentage equal to:

1)	the value of the ATM Call Option at the Market Close; minus

2)	the value of the OTM Call Option at the Market Close; minus

3)	the value of the ATM Put Option at the Market Close; and plus

4)	the value of the OTM Put Option at the Market Close.

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The amortized option cost is a percentage equal to:

1)	the net option value for the Strategy at the beginning of the Term; multiplied by

2)	the number of days remaining until the final Market Close of the Term divided by 365.

ATM Call Option

The ATM Call Option is a hypothetical call option that will pay the holder an amount equal to the percentage increase, if any, in the SPDR Gold Shares ETF price from the last Market Close on or before the start of the Term to the final Market Close of the Term.

OTM Call Option

The OTM Call Option is a hypothetical call option that will pay the holder an amount equal to the percentage increase, if any, in the SPDR Gold Shares ETF price from the last Market Close on or before the start of the Term to the final Market Close of the Term, but only to the extent it exceeds the Cap for the Term.

ATM Put Option

The ATM Put Option is a hypothetical put option that will pay the holder an amount equal to the percentage decrease, if any, in the SPDR Gold Shares ETF price from the last Market Close on or before the start of the Term to the final Market Close of the Term.

OTM Put Option

The OTM Put Option is a hypothetical put option that will pay the holder an amount equal to the percentage decrease, if any, in the SPDR Gold Shares ETF price from the last Market Close on or before the start of the Term to the final Market Close of the Term, but only to the extent the percentage decrease exceeds the Floor for the Term.

Option Values

The ATM Call Option, OTM Call Option, and OTM Put Option are valued by us using a market standard model for valuing an option. Each value is stated as a percentage of the option value at the last Market Close on or before the first day of the Term.

Cap

The Cap is the largest increase in the SPDR Gold Shares ETF price for a Term taken into account to determine the Gain for the Term. We will set the Cap for each initial or renewal Term of this Strategy before the first day of that Term. For a given Term, we may set a different Cap for amounts attributable to Purchase Payments received on different dates. The Cap for each Term of this Strategy shall never be less than 1%.

Floor

The Floor is the largest decrease in the SPDR Gold Shares ETF price for a Term taken into account to determine the Loss for the Term. The Floor for each Term of this Strategy is a 10% loss.

Trading Cost

Trading Cost is the estimated cost of selling the hypothetical option before the end of a Term. It is a percentage set by us from time to time to reflect the average difference between the Option Values and market bid prices.

Market Close

A Market Close for this Strategy is the close of the core trading session of the New York Stock Exchange Arca on each day that is a Market Day.

Index Information

SPDR® Gold Shares (GLD on the New York Stock Exchange Arca) is an exchange traded fund representing shares of a beneficial interest in the SPDR Gold Trust sponsored by World Gold Trust Services, LLC. The Trust is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and its sponsor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator, or a commodity trading advisor.

[S&P®, SPDR®, and STANDARD & POOR’S DEPOSITORY RECEIPTS® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (“SPDJI”) and sublicensed for certain purposes by MassMutual Ascend Life Insurance Company. MassMutual Ascend Life Insurance Company’s products and this Interest Strategy are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices makes no representation or warranty, express or implied, to the owners of MassMutual Ascend Life Insurance Company’s products or any member of the public regarding the advisability of investing in securities generally or in MassMutual Ascend Life Insurance Company’s products or this Interest Strategy particularly. S&P Dow Jones Indices’ only relationship to MassMutual Ascend Life Insurance Company with respect to MassMutual Ascend Life Insurance Company’s products or this Interest Strategy is the licensing of certain trademarks, service marks and/or trade names of S&P Dow Jones Indices or its licensors. S&P Dow Jones Indices is not responsible for and has not participated in the determination of prices, and amounts of MassMutual Ascend Life Insurance Company’s products or the timing of the issuance or sale of MassMutual Ascend Life Insurance Company’s products or in the determination or calculation of the equation by which MassMutual Ascend Life Insurance Company’s products are to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of MassMutual Ascend Life Insurance Company’s products or this Interest Strategy. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within this Interest Strategy is not a recommendation by S&P Dow Jones Indices to buy, sell or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY WITH RESPECT TO MASSMUTUAL ASCEND LIFE INSURANCE COMPANY’S PRODUCTS OR THIS INTEREST STRATEGY. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND MASSMUTUAL ASCEND LIFE INSURANCE COMPANY®, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.]

GAIN OR LOSS UNDER THIS CREDITING STRATEGY IS DETERMINED IN PART BASED ON THE SPDR GOLD SHARES ETF. HOWEVER, THIS CONTRACT DOES NOT DIRECTLY PARTICIPATE IN ANY EQUITY INVESTMENTS.

This is part of your Contract. It is not a separate contract. It changes the Contract only as and to the extent stated. In all cases of conflict with the other terms of the Contract, the provisions of this Endorsement shall control.

Signed for us at our office as of the Contract Effective Date.

[ ]	[ ]
[Mark F. Muething]	[John P. Gruber]
[President]	[Secretary]

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